EXHIBIT 99.1

VERSO ADDRESSES ADDITIONAL
NYSE CONTINUED LISTING STANDARD
MEMPHIS, Tenn. - August 19, 2015 - Verso Corporation (NYSE:VRS) announced today that the New York Stock Exchange has notified Verso that it has fallen below the NYSE’s continued listing standard requiring that Verso’s average market capitalization be at least $50 million over a consecutive 30-trading-day period. As of August 13, 2015, the date of the NYSE notification, Verso’s average market capitalization over the past 30 consecutive trading days was approximately $44.2 million.
Under the NYSE’s rules, Verso has 45 days from the date of the NYSE notification to submit to the NYSE a business plan to demonstrate Verso’s ability to achieve compliance with the average market capitalization standard within 18 months after the notification date, i.e., by February 13, 2017. Verso intends to submit a business plan to the NYSE by the due date of September 27, 2015. The NYSE then will have 45 days to evaluate the business plan and determine whether Verso has made a reasonable demonstration of its ability to achieve compliance with the average market capitalization standard within the 18-month plan period. The NYSE either will accept the business plan, at which time Verso will be subject to quarterly monitoring for compliance with the plan, or it will not accept the business plan, in which case Verso will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission.
In the meantime, Verso’s common stock will continue to be traded on the NYSE, subject to Verso’s compliance with other NYSE continued listing requirements. In this regard, and as previously disclosed, on June 24, 2015, the NYSE notified Verso that it had fallen below the NYSE’s continued listing standard requiring that the average share price of Verso’s common stock be at least $1.00 over a consecutive 30-trading-day period. To avoid suspension and delisting under this standard, Verso must bring the share price and the average share price of its common stock back to at least $1.00 within six months after the notification date, i.e., by December 24, 2015, subject to the extension of such deadline in the event that Verso undertakes to conduct a reverse stock split following its next annual stockholders meeting to be held in May 2016.
About Verso
Verso Corporation is a leading North American producer of printing papers, specialty papers and pulp. Our printing papers are used primarily in commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral and retail inserts. Our specialty papers are used primarily in label and converting, flexible packaging and technical paper applications. Headquartered in Memphis, Tennessee, with a business center in Miamisburg, Ohio, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin with a total annual production capacity of approximately 3.6 million tons.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions.  Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso.  Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business.  For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission.  Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
Media Contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
(901) 369-5800
kathi.rowzie@versoco.com